UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 27, 2009
(Date of earliest event reported)

TELKONET, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Utah
 (State or Other Jurisdiction of Incorporation)

000-31972	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)

(240)-912-1800
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

As previously reported in the Company’s current report on Form 8-K filed on May 21, 2009, on May 18, 2009, the Company received a letter from NYSE Amex LLC (the “Exchange”) notifying the Company of its failure to meet certain of the Exchange’s continued listing standards. Specifically, the Company was not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”) in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange demonstrating the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by November 18, 2009. The Company was advised by the Exchange that if it did not submit a plan, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

The Company submitted its plan on June 25, 2009 advising the Exchange of the actions it had taken, and planned to take, to would bring the Company into compliance with the applicable listing standards.

On August 27, 2009, the Company received a letter from the Exchange informing the Company of the Exchange’s determination that the Company’s plan did not reasonably demonstrate the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide and the Exchange’s intention to delist the Company’s common stock from the Exchange.  More specifically, the Exchange based its determination on the Company’s financial condition disclosed in the Company’s 10-Q for the period ended June 30, 2009 and the Exchange staff’s doubt as to the Company’s ability to raise additional capital  structured to meet the requirements of the Exchange’s rules.  The Exchange staff also determined that the Company had not adequately addressed its plan to increase the selling price of its common stock, which constitutes an additional deficiency, pursuant to Section 1003(f)(v) of the Company Guide.

The Company has a limited right to appeal the basis for the delisting determination by requesting a hearing before an Exchange listing qualifications panel. The Company has decided to appeal the Exchange’s determination. The request for a hearing will be filed on or prior to September 3, 2009.

The request for a hearing will stay the delisting action until the Listing Qualification Panel has issued its decision, unless the Exchange determines that immediate suspension is necessary or appropriate, in which case the Exchange may immediately suspend trading.  The Company intends to continue to execute on the plan it submitted to the Exchange and remains optimistic of its ability to meet the targets and commitments set forth therein, however, there can be no assurance that an appeal to the Exchange will be successful.  If there is an adverse decision in the Company’s appeal, the Exchange will suspend trading in the Company’s common stock on the Exchange and will promptly initiate delisting proceedings by submitting an application to the Securities Exchange Commission pursuant to Section 1009(d) of the Exchange’s Company Guide to delist the Company’s common stock from the Exchange. Following any such suspension, the Company expects that its common stock will trade on the Over-the-Counter Bulletin Board.

Stocks traded on the Over-the-Counter Bulletin Board may experience more limited trading volume and exhibit wider spreads between the bid/ask quotation. In addition, our common stock would become subject to the “penny stock” rules, which impose additional customer suitability and disclosure requirements on broker-dealers effecting transactions in common stock. These requirements could adversely affect the market price and liquidity of our common stock.

The Company issued a press release that discloses receipt of the Exchange notice discussed above and the fact that the Company is not in compliance with certain of the Exchange’s listing standards. A copy of that press release is attached as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1     Press release dated September 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: September 2, 2009
By: /s/ Richard J. Leimbach
Richard J. Leimbach
Chief Financial Officer